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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G-A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                                  Sionix Corp
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                   829400100
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                                 (CUSIP Number)

                                     Annual
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 829400100                   13G-A                    Page 2 of 2 Pages
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  1.    Names of Reporting Persons. Erland David Kailbourne
        I.R.S. Identification Nos. of above persons (entities only).

        080528192
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
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        (b) [ ]
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  3.    SEC Use Only


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  4.    Citizenship or Place of Organization

                             United States of America
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     Number of             5.      Sole Voting Power

      Shares                       6,802,998
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     6,802,998
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power


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  9.    Aggregate Amount Beneficially Owned by Each Reporting Person


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 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


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 11.    Percent of Class Represented by Amount in Row (9)

        5.01%
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 12.    Type of Reporting Person (See Instructions)
        (IN) Individual
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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 6, 2009
                                        ---------------------------------------
                                                        Date

                                        /s/ E. David Kailbourne
                                        ---------------------------------------
                                                     Signature

                                        Erland David Kailbourne
                                        ---------------------------------------
                                                     Name/Title